UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 0-20330

                               GARDENBURGER, INC.
             (Exact name of registrant as specified in its charter)

                         15615 Alton Parkway, Suite 350
                            Irvine, California 92618
                            Telephone (949) 255-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Interests in the Gardenburger, Inc.,
                           401(k) Profit Sharing Plan
            (Title of each class of securities covered by this Form)

                           Common Stock, no par value
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
      Rule 12g-4(a)(1)(i)     [   ]             Rule 12h-3(b)(1)(i)     [ X ]
      Rule 12g-4(a)(1)(ii)    [   ]             Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(2)(i)     [   ]             Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2)(ii)    [   ]             Rule 12h-3(b)(2)(ii)    [   ]
                                                Rule 15d-6              [   ]

Approximate  number of holders of record as of the certification or notice date:
                            45 (as of March 3, 2004)

      Pursuant to the requirements of the Securities Exchange Act of 1934, Gardenburger, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 3, 2004     By:   /s/ Robert T. Trebing, Jr.
                               -------------------------------------------------
                               Robert T. Trebing, Jr.
                               Senior Vice President and Chief Financial Officer